Exhibit 99.1

Rex Energy Announces 6.250% Senior Notes Exchange Offer

STATE COLLEGE, Pa., May 7, 2015 (GLOBE NEWSWIRE) — Rex Energy Corporation (Nasdaq: REXX) today announced that it has commenced a registered exchange offer to exchange up to $325 million aggregate principal amount of its 6.250% Senior Notes due 2022, which have been registered under the Securities Act of 1933, as amended (the “Exchange Notes”), for up to $325 million of its outstanding 6.250% Senior Notes due 2022, which were previously issued in a private placement (the “Private Notes”).

The sole purpose of the exchange offer is to fulfill the Company’s obligations with respect to the registration of the Private Notes. Pursuant to a registration rights agreement entered into by the Company in connection with the sale of the Private Notes, the Company agreed to file with the Securities and Exchange Commission a registration statement relating to an exchange offer pursuant to which Exchange Notes, containing substantially identical terms to the Private Notes, would be offered in exchange for Private Notes that are tendered by the holders of those notes (the “Exchange Offer”).

The Exchange Offer will expire at 5:00 p.m., New York City time, on June 8, 2015, unless extended. Private Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the expiration date by following the procedures set forth in the prospectus pertaining to the Exchange Offer (the “Exchange Offer Prospectus”).

The terms of the Exchange Offer are contained in the Exchange Offer Prospectus and related letter of transmittal. Requests for assistance or for copies of the Exchange Offer Prospectus and related letter of transmittal should be directed to the exchange agent, Wilmington Trust, National Association, Attention: Workflow Management, 5th Floor, Rodney Square North, 1100 N. Market Street, Wilmington, DE 19890-1626, telephone: (302) 636-6470, email: DTC2@wilmingtontrust.com.

This press release shall not constitute an offer to sell any securities or a solicitation of an offer to buy any securities. The Exchange Offer will be made only by means of a written prospectus.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The Company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are indicated

by words such as “expected”, “expects”, “anticipates”, “intends” and similar words. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. All forward-looking statements in this release are expressly qualified in their entirety by this cautionary statement. Any forward-looking statements in this release are made as of the date hereof, and we do not undertake any obligation to update any projections or forward-looking statements, except as may be required by law. Investors are also directed to other risks discussed in documents filed by us with the Securities and Exchange Commission.

CONTACT:	Mark Aydin
Manager, Investor Relations
(814) 278-7249
maydin@rexenergycorp.com